Exhibit 10.61

AXALTA COATING SYSTEMS, LLC

NONQUALIFIED DEFERRED COMPENSATION PLAN

Effective June 1, 2014

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ARTICLE IV - CREDITS		4
4.1	Excess Deferral Credits	4
4.2	Excess Matching Contribution Credits	5
4.3	Excess Nonelective Contribution Credits	5
4.4	Discretionary Contribution Credit	5
4.5	Designation of Beneficiary	5

ARTICLE V - VESTING		6
5.1	Excess Deferral Account	6
5.2	Excess Matching Contribution Account	6
5.3	Excess Nonelective Contribution Account	6
5.4	Discretionary Contribution Account	6
5.5	Termination for Cause	6
5.6	Forfeitures	6

ARTICLE VI - INVESTMENT ADJUSTMENTS		6
6.1	Allocation Among Investment Options	6
6.2	Administration of Participant Investment Directions Among Investment Options	7
6.3	Valuation	7

ARTICLE VII DISTRIBUTION OF BENEFITS		7
7.1	Timing of Payment	7
7.2	Form of Payment	8
7.3	Subsequent Elections	8
7.4	Required Lump Sum Distributions	8
7.5	Unforeseeable Financial Emergency	8

ARTICLE VIII ADMINISTRATION OF THE PLAN		9
8.1	Administration of Plan	9
8.2	Powers and Duties of the Plan Administrator	9
8.3	Delegation of Responsibility	10
8.4	Expenses	10
8.5	Plan Administrator Eligibility to Participate	10
8.6	Indemnity	10

ARTICLE IX - FUNDING		10
9.1	Funding	10
9.2	Top-Hat Plan	10

ARTICLE X - AMENDMENT AND TERMINATION		11
10.1	Amendment	11
10.2	Termination	11

ARTICLE XI - MISCELLANEOUS		11
11.1	Status of Employment	11
11.2	Payments to Minors and Incompetents	11

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11.3	Inalienability of Benefits	11
11.4	Governing Law	12
11.5	Severability	12
11.6	Required Information to Plan Administrator	12
11.7	Income and Payroll Tax Withholding	12
11.8	No Effect on Other Benefits	12
11.9	Inurement	13
11.10	Captions	13
11.11	Gender and Number	13
11.12	Section 409A	13

ARTICLE XII - CLAIMS PROCEDURE		13
12.1	Claim for Benefits	13
12.2	Appeals Procedure	14
12.3	Disability Claims	15
12.4	Compliance with Regulations	15

ARTICLE XIII - ADOPTION BY SUBSIDIARY OR AFFILIATED EMPLOYER		15
13.1	Adoption of Plan	15
13.2	Withdrawal from Plan	15

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ARTICLE I - PURPOSE

The Axalta Coating Systems, LLC Nonqualified Deferred Compensation Plan (the “Plan”) is intended to recruit and retain senior executives and other key employees who have substantial responsibility for the successful operation, administration, and management of Axalta Coating Systems, LLC and its subsidiaries and affiliates. The Plan is effective June 1, 2014 and may be amended from time to time.

ARTICLE II - DEFINITIONS

2.1 “Account” shall mean a bookkeeping account established by the Plan Administrator for each Participant to reflect the total amounts credited under the Plan on his or her behalf, the associated Investment Adjustments, and any expenses or distributions.

2.2 “Affiliate” shall mean a trade or business that is under common control with the Plan Sponsor, within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

2.3 “Base Salary” shall mean the Participant’s base salary, without taking into account the Code Section 401(a)(17) limitation and before reduction for employee contributions under the Qualified Plan, this Plan, any other nonqualified savings plan, a cafeteria plan established under Code Section 125 or a qualified transportation fringe benefit under Code Section 132(f).

2.4 “Beneficiary” shall mean one or more persons, trusts, estates and other entities, designated in accordance with the Plan that are entitled to receive Participant’s Account in the event of Participant’s death. Base Salary shall be determined on a Payroll Period by Payroll Period basis.

2.5 “Board” shall mean the Board of Managers of the Plan Sponsor.

2.6 “Bonus” shall include annual bonuses determined by the Compensation Committee, but shall exclude stock options and other equity compensation awards (including amounts arising from the exercise thereof), restricted stock unit awards, spot awards and other similar awards.

2.7 “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.8 “Compensation” shall mean the Participant’s “compensation” for all other purposes in the Plan, the Participant’s “compensation” as such term is defined in the Qualified Plan, without taking into account the Code Section 401(a)(17) limitation and before reduction for employee contributions under this or any other nonqualified savings plan.

2.9 “Compensation Committee” shall mean the committee of the Board designated by the Board to administer the Plan.

2.10 “Deferral Agreement” shall mean the written deferral agreement entered into by a Participant and the Employer pursuant to this Plan and which is made on a form prescribed by the Plan Administrator.

2.11 “Disability” shall mean a medically-determinable physical or mental impairment that prevents an Employee from engaging in any substantial gainful activity and that can be expected to result in death or to last for a continuous period of at least 12 months; or that results in an Employee receiving disability payments for at least 3 months, provided that such impairment also constitutes a disability within the meaning of Code Section 409A(a)(2)(C).

2.12 “Discretionary Contribution Account” shall mean the portion of a Participant’s Account to which Discretionary Contribution Credits and associate Investment Adjustments are credited in accordance with Section 4.4.

2.13 “Discretionary Contribution Credit” shall mean a credit to a Participant’s Account as described in Section 4.4.

2.14 “Effective Date” shall mean June 1, 2014.

2.15 “Employee” shall mean an individual who is a common-law employee of an Employer.

2.16 “Employer” shall mean the Plan Sponsor and any Affiliate thereof that, with the consent of the Board of the Plan Sponsor, adopts the Plan.

2.17 “Excess Deferral Account” shall mean the portion of a Participant’s Account to which Excess Deferral Credits and associated Investment Adjustments are credited in accordance with Section 4.1.

2.18 “Excess Deferral Credit” shall mean a credit to a Participant’s Account as described in Section 4.1.

2.19 “Excess Matching Contribution Account” shall mean the portion of a Participant’s Account to which Excess Matching Contribution Credits and associated Investment Adjustments are credited in accordance with Section 4.2.

2.20 “Excess Matching Contribution Credit” shall mean a credit to a Participant’s Account as described in Section 4.2.

2.21 “Excess Nonelective Contribution Account” shall mean the portion of a Participant’s Account to which Excess Nonelective Contribution Credits and associated Investment Adjustments are credited in accordance with Section 4.3.

2.22 “Excess Nonelective Contribution Credit” shall mean a credit to a Participant’s Account as described in Section 4.3.

2.23 “For Cause” shall mean for any Participant:

(a) the definition set forth in the Participant’s employment agreement with the Employer, if applicable; or

(b) in the absence of an employment agreement, dishonesty, conviction of a felony, gross neglect of duties, fraud, willful misconduct or conflict of interest, any of which has resulted or is likely to result, in material and demonstrable injury to the Employer.

2.24 “Investment Adjustments” shall mean an adjustment to the balance of a Participant’s Account in accordance with the terms of the Plan and Schedules to reflect investment gains and/or losses.

2.25 “Participant” shall mean an Employee of an Employer that the Plan Administrator has designated as eligible to participate in the Plan in accordance with Article III. Only senior executives and other key employees who have substantial responsibility for the successful operation, administration and management of the Plan Sponsor and its subsidiaries and affiliates will be eligible to be Participants in this Plan.

2.26 “Payroll Period” shall mean the regular payroll period used by the Employer to pay wages and salaries to employees.

2.27 “Plan” shall mean the Axalta Coating Systems, LLC Nonqualified Deferred Compensation Plan.

2.28 “Plan Administrator” shall be the Compensation Committee or its delegate.

2.29 “Plan Sponsor” shall mean Axalta Coating Systems, LLC.

2.30 “Plan Year” shall mean the period beginning January 1 of each year and ending December 31.

2.31 “Qualified Plan” shall mean the Axalta Coating Systems, LLC Retirement Savings Plan, and any other retirement plan sponsored by an Employer, as applicable to a particular Participant, in each case which is intended to satisfy the tax-qualification requirements of sections 401(a) and 401(k) of the Code.

2.32 “Separation from Service” shall mean an individual’s ceasing to be an Employee of the Employer, as determined by the Plan Administrator; provided that such cessation constitutes a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code.

2.33 “Unforeseeable Financial Emergency” shall mean a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse, a dependent of the Participant or designated Beneficiary, (ii) loss of the Participant’s property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

2.34 “Valuation Date” shall mean the last day of the Plan Year or any other day designated by the Plan Administrator.

ARTICLE III - ELIGIBILITY, PARTICIPATION

3.1 Eligibility to Participate. Any Employee designated by the Plan Administrator shall be eligible to participate in this Plan.

3.2 Enrollment.

(a) An eligible Employee shall become a Participant upon executing a Deferral Agreement with the Employer within thirty (30) days of becoming an eligible Employee, or during the annual enrollment period designated by the Plan Administrator.

3.3 Cessation of Participation. A Participant shall cease to be a Participant on the date that all distributions due to the Participant or his designated Beneficiary have been made or as of the date the Participant’s account is forfeited pursuant to the applicable provisions of the Plan.

ARTICLE IV - CREDITS

4.1 Excess Deferral Credits.

(a) Manner of Election.

(1) A Participant may elect, by completing, executing and furnishing to the Plan Administrator a Deferral Agreement, to reduce the amount of his or her Base Salary by a whole percentage (not to exceed 100%, less required withholdings) and/or Bonus (not to exceed 100%, less required withholdings), that the Participant would otherwise receive from the Employer, and have the amount of such reduction credited to the Participant’s Excess Deferral Account as an Excess Deferral Credit. Notwithstanding the foregoing, a Participant’s election to defer Base Salary for any Plan Year shall only be effective for Payroll Periods beginning after the Payroll Period in which the Participant has made elective deferrals to the Qualified Plan for the Plan Year in an amount equal to the annual limit in effect for that Plan Year under Code Section 402(g). Elections relating to Base Salary shall be effective no earlier than January 1, 2015, and elections relating to Bonus shall be effective no earlier than the Effective Date.

(b) Timing of Election.

(1) Base Salary and Bonus. A Participant may elect to receive Excess Deferral Credits pursuant to Section 4.1(a) by furnishing the Plan Administrator with a completed and executed (via paper or electronic means) Deferral Agreement no later than the December 31 immediately preceding the Plan Year to which the services giving rise to such Base Salary and/or Bonus are to be performed. Such Deferral Agreement shall remain in full force and effect for subsequent Plan Years unless revoked by the Participant. Any such revocation shall apply as of the beginning of the following Plan Year.

(2) Mid-Year Eligibility. In the event that an Employee first becomes a Participant in the Plan during a Plan Year, such Participant may elect to reduce his or her Base Salary and/or Bonus and receive Excess Deferral Credits with respect to his or her first Plan Year of participation by furnishing the Plan Administrator with a completed and executed Deferral Agreement no later than 30 days after the date he first becomes eligible to participate in the Plan. With respect to this Section 4.1(b)(2), a Deferral Agreement only applies to Base Salary and/or Bonus awards for services performed after the date the Deferral Agreement is accepted by the Plan Administrator. Excess Deferral Credits from a Bonus award shall be provided for purposes of this Section on the basis of the number of complete calendar months following the election (e.g., if a Participant who is newly eligible on January 1 furnishes a Deferral Agreement with respect to a Bonus to the Plan Administrator on January 25, he may elect to defer 11/12ths of his Bonus for that Plan Year).

4.2 Excess Matching Contribution Credits. The Employer may, in its sole discretion, credit to a Participant’s Excess Matching Contribution Account an Excess Matching Contribution Credit in an amount equal to a percentage of the Participant’s elective deferrals to the Qualified Plan (to the extent not already matched in the Qualified Plan) and the Participant’s Excess Deferral Credits to the extent that the sum of such elective deferrals and Excess Deferral Credits do not exceed a maximum percentage of the Participant’s Compensation. The matching percentage and the maximum percentage of Compensation for a Plan Year shall be determined by the Board or its designee, in its sole discretion, for such Plan Year.

4.3 Excess Nonelective Contribution Credits. The Employer may, in its sole discretion, credit to a Participant’s Excess Nonelective Contribution Account an Excess Nonelective Contribution Credit. Such Excess Nonelective Contribution Credit may be, but is not required to be, equal to the employer nonelective contribution determined under the Qualified Plan (but based on the Participant’s total Compensation), offset by the employer nonelective contribution actually contributed on the Participant’s behalf to the Qualified Plan or such other amount determined by the Employer.

4.4 Discretionary Contribution Credit. The Employer may, in its sole discretion, credit to a Participant’s Discretionary Contribution Account a Discretionary Contribution Credit equal to an amount determined by the Compensation Committee.

4.5 Designation of Beneficiary. A Participant shall designate a Beneficiary in the form and manner prescribed by the Plan Administrator. A Participant may revoke or change the Beneficiary from time to time by designating a new Beneficiary in the form and manner prescribed by the Plan Administrator. The last designation received by the Plan Administrator shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Plan Administrator prior to the Participant’s death, and in no event shall be effective as of a date prior to such receipt. If no such Beneficiary designation is in effect at the time of a Participant’s death, or if no designated Beneficiary survives the Participant or if such designation conflicts with law, the Participant’s vested Account shall be payable to the following class of takers, each class to take to the exclusion of all subsequent classes: (a) the Participant’s spouse, (b) the Participant’s surviving issue (including adopted persons) equally, and (c) the Participant’s estate.

ARTICLE V - VESTING

5.1 Excess Deferral Account. A Participant shall be 100% vested in his or her Excess Deferral Account at all times.

5.2 Excess Matching Contribution Account. A Participant shall be 100% vested in his or her Excess Matching Contribution Account at all times.

5.3 Excess Nonelective Contribution Account. A Participant shall be 100% vested in his or her Excess Nonelective Contribution Account at all times.

5.4 Discretionary Contribution Account. A Participant shall have a vested interest in his Discretionary Contribution Account in accordance with the vesting schedule as shall be adopted by the Compensation Committee, in its sole discretion, in connection with any Discretionary Contribution Credits under the Plan.

5.5 Termination for Cause.

(a) If a Participant is terminated For Cause, his or her entire Account (other than the Excess Deferral Account, shall be forfeited, even if the Participant is otherwise vested.

(b) If, subsequent to termination of employment for other reasons and prior to the payment of all benefits hereunder, it is discovered that a Participant engaged in acts of conduct which, had they been discovered, would have resulted in his or her termination of employment For Cause, his or her employment will be deemed, for purposes of the Plan, to have been terminated For Cause, and all unpaid benefits hereunder shall be forfeited, even if the Participant is otherwise vested.

5.6 Forfeitures. Any non-vested portion of a Participant’s Account and any amount forfeited under Section 5.5 of the Plan shall constitute a reduction of the Plan Sponsor’s liability under the Plan and shall not be allocated to the remaining Participants.

ARTICLE VI - INVESTMENT ADJUSTMENTS

6.1 Allocation Among Investment Options. A Participant may direct that the amounts credited to his or her Excess Deferral Account, Excess Matching Contribution Account, Excess Nonelective Contribution Account and Discretionary Contribution Account be adjusted for investment gains and losses as if such balances were invested in one or more of the investment options available to Participants, which shall be made available in the discretion of the Compensation Committee. The designation of one or more investment options by a Participant under this Section 6.1 shall be used solely to measure the amounts of investment gains and losses that will be credited or debited to the Participant’s Account, and the Plan Administrator shall not be required under the Plan to actually purchase any shares or other investments on the Participant’s behalf. The designation by a Participant of any investment options under this Section 6.1 shall be made in accordance with the rules and procedures prescribed by the Plan Administrator.

6.2 Administration of Participant Investment Directions Among Investment Options. The investment gain or loss with respect to a Participant’s Excess Deferral Account, Excess Matching Contribution Account, Excess Nonelective Contribution Account and Discretionary Contribution Account shall continue to be determined in the manner selected by the Participant pursuant to Section 6.1 until a new designation is filed with the Plan Administrator or its delegate. If any Participant fails to file a designation, he or she shall be deemed to have elected to continue to follow the designation of allocation among investment options, if any, in effect for the immediately preceding Plan Year. If the Participant fails to file a designation and no investment designation was previously filed by the Participant, the Plan Administrator shall allocate the Participant’s contributions to a default investment fund (which fund shall be determined in the discretion of the Compensation Committee) until the Participant files an investment designation. A designation filed by a Participant changing his or her selection of investment options shall apply to either future credits, credits already accumulated in his or her Account, or both. A Participant may change his or her selection of investment options on any Valuation Date and such change shall be effected as soon as administratively practicable.

6.3 Valuation. The Account of each Participant shall be valued on each Valuation Date based upon the performance of the investment options selected by the Participant. Such valuation shall reflect the net asset value expressed per share of each designated investment option. Each Participant’s Account shall be valued separately.

ARTICLE VII DISTRIBUTION OF BENEFITS

7.1 Timing of Payment. Except as provided in Section 7.1(c), the vested balance of the Participant’s Account shall be paid at the time elected by the Participant.

(a) A Participant may elect to receive all or a portion of the vested balance of his or her Account as soon as practicable (but no longer than 90 days) following the earlier of the January 1st or July 1st next following the Participant’s death, Disability, or other Separation from Service.

(b) A Participant may elect to receive all or a portion of the vested balance of his or her Account in the calendar month designated by the Participant; provided that a Participant may designate only one (1) calendar month for the payment of an in-service distribution pursuant to this Section 7.1(b) and that any in-service distribution date shall be at least thirty-six (36) months after the date the Participant makes the election. In the event that the Participant’s death, Disability or Separation from Service precedes the in-service distribution date elected by the Participant pursuant to this Section 7.1(b), the vested balance of the Participant’s Account shall be distributed in accordance with Section 7.1(a). Once an in-service distribution, if any, is distributed under this Section 7.1(b), the Participant again may elect to receive all or a portion of the vested balance of his or her Account in a calendar month designated by the Participant; provided that any such subsequent election shall apply prospectively only and the in-service distribution date must be at least thirty-six (36) months after the date the Participant makes the subsequent election. A Participant cannot designate more than one (1) calendar month for in-service distributions at any given time.

(c) Such election shall be made in the manner prescribed by the Plan Administrator no later than the applicable deadline for making deferral elections (as set forth in Section 4.1(b)). If no election is made, the Participant will be deemed to have elected to receive the vested balance of his or her Account in accordance with Section 7.1(a). Notwithstanding the foregoing, in the event that Plan Sponsor or any Affiliates, or any successor becomes a publicly-traded company, any Participant who is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and who is due payment under this Plan on account of his or her Separation from Service, shall not receive payment from the Plan until the first day of the seventh month next following his or her Separation from Service (other than by reason of death or Disability).

7.2 Form of Payment. Except as provided in Section 7.2(c), the vested balance of the Participant’s Account payable under Section 7.1(a) shall be paid in accordance with the form elected by the Participant.

(a) A Participant may elect to receive the vested balance of his or her Account in a single lump sum payment; or

(b) A Participant may elect to receive the vested balance of his or her Account in up to ten (10) annual installments.

(c) Such election shall be made in the manner prescribed by the Plan Administrator no later than the applicable deadline for making deferral elections (as set forth in Section 4.1(b)) preceding or during the first Plan Year in which the Participant participates in the Plan. If no election is made, the Participant will be deemed to have elected to receive the vested balance of his or her Account in three (3) annual installments.

(d) The vested balance of the Participant’s Account payable under Section 7.1(b) shall be paid in a single lump sum payment.

7.3 Subsequent Elections. Notwithstanding the foregoing, a Participant may make another election as to the form of payment described in Section 7.2; provided that such new election shall only apply subsequent to the election deadline if such change (1) is made at least 12 months prior to the date distributions are otherwise scheduled to commence, and (2) such distribution is delayed for at least five (5) years from the date it otherwise would have been paid.

7.4 Required Lump Sum Distributions. Notwithstanding the foregoing, if (1) the vested balance of a Participant’s Account is $100,000 or less at the time distribution is first scheduled to commence or (2) the Participant has a Separation from Service by reason of death or Disability, such vested Account balance shall be paid in a lump sum cash payment regardless of a Participant’s election under Section 7.2.

7.5 Unforeseeable Financial Emergency. The Plan Administrator in its sole discretion may allow a Participant to withdraw all or a portion of the Participant’s vested Excess Deferral Account, Excess Matching Contribution Account, Excess Nonelective Contribution Account and/or Discretionary Contribution Account in the event of an Unforeseeable Financial Emergency. The Participant is required to provide proof satisfactory to the Plan Administrator with respect to the existence of an Unforeseeable Financial Emergency. Upon approval of such withdrawal, Excess Deferral Credits shall not be credited to the Participant’s Excess Deferral Account for the remainder of the Plan Year. In order to restart Excess Deferral Credits, the Participant must enter into a new Deferral Agreement pursuant to Section 4.1 of the Plan.

ARTICLE VIII ADMINISTRATION OF THE PLAN

8.1 Administration of Plan. The Plan Administrator of the Plan shall be the Compensation Committee, which may make such rules and regulations and establish such procedures for the administration of this Plan as it deems appropriate. The Plan Administrator or its delegate shall have the authority to control and manage the operation and administration of the Plan. In the event of any dispute or disagreements as to the interpretation of this Plan or of any rules, regulations, or procedure or as to any questioned right or obligation arising from or related to this Plan, the decision of the Compensation Committee shall be final and binding upon all persons.

8.2 Powers and Duties of the Plan Administrator. The Plan Administrator shall have all powers necessary to supervise the administration of the Plan and to control its operation in accordance with its terms, including, without limiting the generality of the foregoing, the power to:

(a) Appoint, retain and terminate such persons as it deems necessary or advisable to assist in the administration of the Plan or to render advice with respect to the responsibilities of the Plan Administrator under the Plan, including accountants and attorneys;

(b) Make use of the services of Employees in administrative matters;

(c) Determine all benefits and resolve all questions pertaining to the administration and interpretation of the Plan provisions, either by rules of general applicability or by particular decisions;

(d) Adopt such forms, rules and regulations as it shall deem necessary or appropriate for the administration of the Plan and the conduct of its affairs, provided that any such forms, rules and regulations shall not be inconsistent with the provisions of the Plan;

(e) Remedy any inequity from incorrect information received or communicated or from administrative error;

(f) Commence or defend any litigation arising from the operation of the Plan in any legal or administrative proceeding;

(g) Make all determinations affecting the eligibility of any Employee to become a Participant in the Plan;

(h) To the extent that contribution credits and/or benefits are conditioned on the achievement of certain performance-based objectives, set such performance-based objectives and assess whether such objectives have been satisfied;

(i) Determine the status and rights of Participants and their Beneficiaries;

(j) Give such directions and instructions as may be necessary for the proper administration of the Plan;

(k) Prepare, file and disclose to Participants on behalf of the Plan any such documents and reports as may be required by applicable federal or state law.

8.3 Delegation of Responsibility. The Plan Administrator may designate one or more persons to carry out any of the responsibilities or functions assigned or allocated to the Plan Administrator under the Plan. Each reference to the Plan Administrator in this Plan shall include the Plan Administrator as well as any person to whom the Plan Administrator may have delegated the performance of a particular function or responsibility under this Article VIII.

8.4 Expenses. All expenses incident to the operation and administration of the Plan reasonably incurred, including without limitation, the fees and expenses of attorneys and advisors, shall be paid by the Plan Sponsor.

8.5 Plan Administrator Eligibility to Participate. No Employee who is a member of the Plan Administrator, or who is carrying out the functions of the Plan Administrator, shall be precluded from participating in the Plan if otherwise eligible, but he or she shall not be entitled to pass upon any matters pertaining to his or her own benefits under the Plan.

8.6 Indemnity. The Plan Sponsor shall, to the extent permitted by law, indemnify and hold harmless members of the Plan Administrator and any Employees to whom any responsibility with respect to the administration of the Plan has been delegated against any and all costs, expenses and liabilities incurred by such parties in performing their duties and responsibilities under the Plan, provided such party or parties were acting in good faith within what was reasonably believed to have been the best interest of the Plan and its Participants and Beneficiaries.

ARTICLE IX - FUNDING

9.1 Funding. Nothing contained in this Plan and no action taken pursuant to this Plan will create or be construed to create or require a funded arrangement or any kind of fiduciary duty between the Plan Sponsor, any Employer and/or the Plan Administrator and a Participant. Benefits payable under this Plan to a Participant or Beneficiary, if applicable, shall be paid directly from the general assets of the Plan Sponsor or the Employer, except to the extent that the Plan Sponsor decides, in its sole discretion, that amounts necessary to fund benefits under the Plan will be held in a rabbi trust or similar arrangement. The Plan Sponsor shall not be obligated to set aside, earmark or escrow any funds or other assets to satisfy its obligations under this Plan, and the Participant and his or her Beneficiary shall not have any property interest in any specific assets of the Plan Sponsor or an Employer other than an unsecured right to receive payments from the Plan Sponsor as provided herein. To the extent any person acquires a right hereunder, such right(s) shall be no greater than those of a general, unsecured creditor of the Plan Sponsor.

9.2 Top-Hat Plan. The Plan is intended to be an unfunded arrangement, maintained primarily for the purpose of providing deferred compensation to a select group of management and/or highly compensated employees. As such, the Plan is intended to be exempt from the reporting and disclosure requirements of the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE X - AMENDMENT AND TERMINATION

10.1 Amendment. The Board shall have the right, in its sole discretion, to alter, amend, modify, restate or terminate the Plan, at any time and for any reason; provided, however, that no such action shall adversely affect any right of a Participant with respect to the vested portion of his or her Account under the Plan without his or her consent. Notwithstanding the foregoing, the Compensation Committee (or its delegate) shall have the right to alter, amend, modify or restate the Plan; provided that action is (a) necessary or desirable to comply with applicable law, or (b) administrative or ministerial in nature and does not materially increase the liability of the Plan Sponsor under the Plan.

10.2 Termination. In the event of termination, the Plan Sponsor shall pay each Participant an amount equal to the total vested amount credited to the Participant’s Account in a single sum payment of cash. Termination of the Plan shall not serve to reduce the vested amount credited to a Participant’s Account on the date of termination. Such termination and distribution shall comply with the applicable requirements of Section 409A of the Code, including any such requirements which mandate a delay in payment of benefits and/or a restriction on the ability of the Plan Sponsor, its affiliates or subsidiaries to maintain a nonqualified deferred compensation plan of a similar type for a certain period.

ARTICLE XI - MISCELLANEOUS

11.1 Status of Employment. Neither the establishment nor maintenance of the Plan, nor any action of the Plan Sponsor or the Plan Administrator shall be held or construed to confer upon any individual any right to be continued neither as an Employee nor, upon dismissal, any right or interest in any assets of the Plan Sponsor or any Employer.

11.2 Payments to Minors and Incompetents. If a Participant or Beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Plan Administrator or is adjudged to be legally incapable of giving a valid receipt and discharge for such benefits, they will be paid to the duly appointed guardian of such minor or incompetent or to such other legally appointed person as the Plan Administrator may designate. Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.

11.3 Inalienability of Benefits.

(a) Benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, whether voluntary or involuntary. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits under the Plan shall be void. Neither the Plan Sponsor nor any Employer shall be liable for in any manner, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits under the Plan.

(b) Notwithstanding Section 11.3(a), if a Participant is indebted to the Plan Sponsor or any Employer at any time when payments are to be made to the Participant under the provisions of the Plan, the Plan Sponsor shall have the right to reduce the amount of payment to be made to the Participant (or the Participant’s Beneficiary) to the extent of such indebtedness and to the extent permitted under Code Section 409A. Any election by the Plan Sponsor not to reduce such payment shall not constitute a waiver of its claim for such indebtedness.

11.4 Governing Law. Except to the extent preempted by federal law, the Plan shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania.

11.5 Severability. In case any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal and invalid provisions had never been set forth.

11.6 Required Information to Plan Administrator. Each Participant will furnish to the Plan Administrator such information as the Plan Administrator considers necessary or desirable for purposes of administering the Plan, and the provisions of the Plan respecting any payments hereunder are conditional upon the Participant’s furnishing promptly such true, full and complete information as the Plan Administrator may request. Any notice or information which, according to the terms of the Plan or the rules of the Plan Administrator, must be filed with the Plan Administrator, shall be deemed so filed if addressed and either delivered in person or mailed to and received by the Plan Administrator at the following address:

Plan Administrator

Axalta Coating Systems, LLC

Two Commerce Square

2001 Market Street, Suite 3600

Philadelphia, PA 19103

Failure on the part of the Participant or Beneficiary to comply with any such request within a reasonable period of time shall be sufficient grounds for delay in the payment of benefits under the Plan until such information or proof is received by the Plan Administrator.

11.7 Income and Payroll Tax Withholding. To the extent required by the laws in effect at the time payments are made under this Plan, the Plan Sponsor shall withhold from such deferred compensation payments any taxes required to be withheld for federal, state or local tax purposes.

11.8 No Effect on Other Benefits. No amount credited under this Plan shall be deemed part of the total compensation for the purpose of computing benefits to which a Participant may be entitled under any retirement plan or other supplemental compensation arrangement, unless such plan or arrangement specifically provides to the contrary. The amounts payable to the Participant hereunder will be in addition to any benefits paid or payable to the Participant under any other pension, disability, annuity or retirement plan or policy whatsoever. Nothing herein contained will in any manner modify, impair or affect any existing or future rights of the

Participant to participate in any other employee benefits plan or receive benefits in accordance with such plan or to participate in any current or future employee benefit plan of the Plan Sponsor or an Employer or any supplemental arrangement which constitutes a part of the Plan Sponsor’s or the Employer’s regular compensation structure.

11.9 Inurement. The Plan shall be binding upon, and shall inure to, the benefit of the Plan Sponsor and its successors and assigns, and the Participant and the Participant’s Beneficiaries, successors, heirs, executors and administrators.

11.10 Captions. The captions contained in, and the table of contents prefixed to, the Plan are inserted only as a matter of convenience and for ease of reference and in no way define, limit, enlarge or describe the scope or intent of this Plan or in any way affect the Plan or the construction of any provision thereof.

11.11 Gender and Number. Whenever any words are used herein in any specific gender, they shall be construed as though they were used in any other applicable gender. The singular form, whenever used herein, shall mean or include the plural form where applicable and vice versa.

11.12 Section 409A. Any right to a series of installment payments shall be treated for purposes of Section 409A of the Code (“Section 409A”) as a right to a series of separate payments. To the extent applicable, it is intended that this Plan comply with the provisions of Section 409A, so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to a Participant. This Plan shall be construed, administered, and governed in a manner consistent with this intent and the provisions of this paragraph shall control over any contrary provisions of this Plan. Notwithstanding the foregoing, in no event shall an Employer be responsible for reimbursing or indemnifying any Participant or Beneficiary for any violation of Section 409A.

ARTICLE XII - CLAIMS PROCEDURE

12.1 Claim for Benefits. All claims for benefits under the Plan shall be made in writing and shall be executed by the applicant. Claims shall be submitted to a representative designated by the Plan Administrator and hereinafter referred to as the “Claims Coordinator.”

(a) Each claim hereunder shall be acted on and approved or disapproved by the Claims Coordinator within 60 days following the receipt by the Claims Coordinator of the information necessary to process the claim.

(b) In the event the Claims Coordinator denies a claim for benefits, in whole or in part, the Claims Coordinator shall notify the applicant in writing of the denial of the claim and notify such applicant of his or her right to a review of the Claims Coordinator’s decision by the Plan Administrator. Such notice by the Claims Coordinator shall also set forth, in a manner calculated to be understood by the applicant, the specific reason for such denial, the specific Plan provisions on which the denial is based, a description of any additional material or information necessary to perfect the claim, with an explanation of why such material or information is necessary, and an explanation of the Plan’s claims review procedure as set forth in this Section 12.1.

(c) If no action is taken by the Claims Coordinator on an applicant’s claim within 60 days after receipt by the Claim Coordinator, such application shall be deemed to be denied for purposes of the following appeals procedure.

12.2 Appeals Procedure. Any applicant whose claim for benefits is denied in whole or in part (“Claimant”) may appeal from such denial to the Plan Administrator for a review of the decision by the Plan Administrator. Such appeal must be made within six months after the Claimant has received written notice of the denial as provided above in Section 12.1. An appeal must be submitted in writing within such period and must:

(a) Request a review by the Plan Administrator of the claim for benefits under the Plan;

(b) Set forth all of the grounds upon which the Claimant’s request for review is based and any facts in support thereof; and

(c) Set forth any issues or comments which the Claimant deems pertinent to the appeal.

The Plan Administrator shall regularly review appeals by Claimants. The Plan Administrator shall act upon each appeal within 60 days after receipt thereof unless special circumstances require an extension of the time for processing the Claimant’s request for review. If such an extension of time for processing is required, written notice of the extension shall be forwarded to the Claimant prior to the commencement of the extension. In no event shall such extension exceed a period of 120 days after the request for review is received by the Plan Administrator.

The Plan Administrator shall make a full and fair review of each appeal and any written materials submitted by the Claimant and/or the Employer in connection therewith. The Plan Administrator may require the Claimant and/or the Employer to submit such additional facts, documents or other evidence as the Plan Administrator in its discretion deems necessary or advisable in making its review. The Claimant shall be given the opportunity to review pertinent documents or materials upon submission of a written request to the Plan Administrator, provided the Plan Administrator finds the requested documents or materials are pertinent to the appeal.

On the basis of its review, the Plan Administrator shall make an independent determination of the Claimant’s eligibility for benefits under the Plan. The decision of the Plan Administrator on any claim for benefits shall be final and conclusive upon all parties thereto.

In the event the Plan Administrator denies an appeal, in whole or in part, the Plan Administrator shall give written notice of the decision to the Claimant, which notice shall set forth, in a manner calculated to be understood by the Claimant, the specific reasons for such denial and which shall make specific reference to the pertinent Plan provisions on which the Plan Administrator’s decision was based.

12.3 Disability Claims. Any claim for benefits which involves a determination by the Plan Administrator of a Participant’s Disability shall be reviewed as set forth above, provided, however, that 45 days shall be substituted for 60 days for the time period over which the Plan Administrator may review a claim, and 60 days shall be substituted for 120 days for the extension of the time period over which the Plan Administrator may review a claim.

12.4 Compliance with Regulations. It is intended that the claims procedure of this Plan be administered in accordance with the claims procedure regulations of the United States Department of Labor set forth in 29 CFR § 2560.503-1.

ARTICLE XIII - ADOPTION BY SUBSIDIARY OR AFFILIATED EMPLOYER

13.1 Adoption of Plan. The following rules shall apply with respect to the adoption of the Plan by Affiliates of the Plan Sponsor.

(a) Adoption by Affiliates. The terms of this Plan may be adopted by any Affiliate of the Plan Sponsor, provided:

(1) The Board approves such adoption and approves the Employees of the Affiliate who are eligible to participate in the Plan; and

(2) The Affiliate executes such other documents as may be required to make such Affiliate a party to the Plan as an Employer.

(b) Effect of Adoption. An Affiliate that adopts the Plan is thereafter an Employer with respect to its eligible Employees. Appendix A hereto sets forth a list of Employers, which list may be modified from time to time by the Plan Administrator.

13.2 Withdrawal from Plan. Any Employer may at any time withdraw from the Plan upon giving the Board at least 30 days prior written notice of its intention to withdraw.

APPENDIX A

1.	Axalta Coating Systems, LLC

A-1